EXHIBIT 2.2

                          AGREEMENT AND PLAN OF MERGER



      AGREEMENT AND PLAN OF MERGER, dated this 3rd day of September, 1998 (the "Agreement"), pursuant to Section 92A.190 of the Nevada Revised Statutes and Section 904 of the New York Business Corporation Law, between Famous Fixins, Inc., a Nevada corporation ("FFI"), and Famous Fixins Holding Company, Inc., a New York corporation ("FFHC").

                               WITNESSETH THAT:

      WHEREAS, all of the constituent corporations desire to merge into a single corporation;

      NOW, THEREFORE, the corporations, parties to this Agreement and Plan of Merger, in consideration of the premises and the mutual covenants, agreements and provisions contained herein, do hereby prescribe the terms and conditions of said merger and plan of carrying the same into effect, as follows:

      FIRST: FFI, which shall be the merged corporation, shall be merged into FFHC, which shall be the surviving corporation, pursuant to the terms of this Agreement.

      SECOND: There are one share of common stock of the surviving corporation heretofore issued or outstanding. FFI has an authorized capital of 25,000,000 shares of common stock, par value $.001 per share ("Common Stock"), and 6,633,891 shares of Common Stock issued and outstanding on the date hereof. Upon filing of Certificate of Merger and Articles of Merger with respect to the merger with the Secretary of State of New York and the Secretary of State of Nevada, each share of Common Stock of FFI, the merged corporation, issued and outstanding immediately prior to the merger and all rights in respect thereof shall forthwith be changed and converted into one share of common stock of the surviving corporation, FFHC ("NY Common Stock"). Following the effective date of the merger, each holder of any certificate representing shares of common stock of the merged corporation shall surrender the same to the surviving corporation, and upon such surrender, each such holder shall be entitled to receive a stock certificate of the surviving corporation, representing the number of shares of NY Common Stock, par value $.001 per share, of the surviving corporation on the basis provided hereinabove. Until so surrendered, any certificate representing shares of stock of the merged corporation to be converted into stock of the surviving corporation as provided herein, may be treated by the surviving corporation for all corporate purposes as evidencing the ownership of shares of the surviving corporation as though said surrender and exchange shall have taken place. After the effective date of this Agreement, any uncertificated shares of common stock of the merged corporation registered with such corporation shall be cancelled, and the holder of any such uncertificated but registered shares shall be entitled to receive the number of shares of NY Common Stock of the surviving corporation into which such uncertificated shares of stock of the merged corporation are required to be converted as provided herein.

      THIRD:  Certain terms and conditions of the merger are as follows:

            (a) The Certificate of Incorporation of FFHC as in effect on the date of the merger provided for in this Agreement and Plan of Merger shall continue in full force and effect as the Certificate of Incorporation of the corporation surviving this merger, unless and until the same shall be amended or modified in accordance with the provision thereof and of the Business Corporation Law of New York, which power to amend or modify is hereby expressly reserved. Such Certificate of Incorporation shall constitute the Certificate of Incorporation of FFHC separate and apart from this Agreement and Plan of Merger and may be separately certified as the Certificate of Incorporation of FFHC.

            (b) The Bylaws of the surviving corporation as they exist on the effective date of this merger shall be and remain the Bylaws of the surviving corporation until the same shall be altered, amended or repealed as therein provided.

            (c) The directors and officers of the surviving corporation shall continue in office as directors and officers of the surviving corporation until the next annual meeting of stockholders and until their successors shall have been elected and qualify.

            (d) This merger shall become effective upon filing of the Certificate of Merger of FFHC and the Articles of Merger of FFI in the forms of Exhibits A and B annexed hereto, respectively, with the Secretary of State of New York and the Secretary of State of Nevada.

            (e) Upon the effectiveness of the merger as provided herein, all of the property, rights, privileges, franchises, patents, trademarks, licenses, registrations and other assets of every kind and description of the merged corporations shall be transferred to, vested in, and devolve upon the surviving corporation without further act or deed, and all property, rights, and every other interest of the surviving corporation and the merged corporations shall be as effectively the property of the surviving corporation as they were of the surviving corporation and the merged corporation, respectively.

            (f) Prior to the effectiveness of the merger, the merged corporations hereby agree from time to time, as and when requested by the surviving corporation or by its successors or assigns, to execute and deliver or cause to be executed and delivered all such documents, deeds and instruments and to take or cause to be taken such further or other action as the surviving corporation may deem necessary or desirable in order to vest in and confirm to the surviving corporation title to and possession of any property of the merged corporations acquired or to be acquired by reason of or as a result of the merger herein provided for and otherwise to carry out the intent and purposes hereof, and the proper officers and directors of the merged corporations are fully authorized in the name of the merged corporations or otherwise to take any and all such action; the proper officers and directors of the surviving corporation are fully authorized, in the name of the merged corporations or otherwise, following the effectiveness of the merger, to execute and deliver or cause to be executed and delivered all such documents, deeds and instruments and to take or cause to be taken such further or other actions as the surviving corporation may deem necessary or desirable in order to vest in and confirm to the surviving corporation title to and possession of any property of the merged corporations acquired or to be acquired by reason of or as a result of the merger herein provided for and otherwise to carry out the intent and purposes hereof.

      FOURTH: (a) Directors. The names and post office addresses of the directors of FFHC, who shall be four in number and who shall hold office from the effective date until the next annual meeting of stockholders of FFHC and until their successors shall be duly elected and qualify, are as follows:


Name                                Post Office Address
--------------------------          ---------------------------------

Jason Bauer                         300 West 72nd Street, Apt. 4C
                                    New York, New York  10023

Peter Zorich                        418 Valley Road #2
                                    Montclair, New Jersey  07043

Lisa Bauer, Director                300 West 72nd Street, Apt. 4C
                                    New York, New York  10023

Olympia Dukakis, Director           222 Upper Mountain Avenue
                                    Upper Mountain, New Jersey  07043


            (b) Officers. The names and post office addresses of the officers of FFHC who shall be three in number and who shall hold office from the effective date until their successors shall be duly elected and qualify or until they shall resign or be removed from office, are as follows:

Name                   Offices                 Post Office Address
--------------         ----------------        -----------------------

Jason Bauer            President               300 W. 72nd St.
                       Treasurer               New York, NY 10023

Peter Zorich           Vice President          418 Valley Road #2
                       Secretary               Montclair, NJ 07043


            (c) Vacancies. If, upon the effective date, a vacancy exists still on the Board of Directors or in any of the offices of FFHC as the same are specified above, such vacancy shall thereafter be filled in the manner provided by law and the Bylaws of FFHC.

      FIFTH: Anything contained herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and abandoned by the Board of Directors of any constituent corporation at any time prior to the date of filing of a Certificate of Merger with respect to the merger with the Secretary of State of New York, and an Articles of Merger with the Secretary of State of Nevada, provided that an amendment made subsequent to the adoption of this Agreement and Plan of Merger by the stockholders of any constituent corporation shall not (a) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such constituent corporation, (b) alter or change any term of the Certificate of Incorporation of the surviving corporation to be effected by the merger, or (c) alter or change any of the terms and conditions of this Agreement and Plan of Merger if such alteration or change would adversely affect the holders of any class of such constituent corporation or any series of any such class.


      IN WITNESS WHEREOF, the parties to this Agreement and Plan of Merger, pursuant to the approval and authority duly given by resolutions adopted by their respective Boards of Directors and by their shareholders have caused this Agreement and Plan of Merger to be executed by the President of each party hereto as the respective act, deed and agreement of each of said corporations, on this 3rd day of September, 1998.


                              FAMOUS FIXINS, INC.
                              (a Nevada corporation)


                              By:  /s/ Jason Bauer
                                 ----------------------------
                                   Jason Bauer,
                                   President


                              By:  /s/ Peter Zorich
                                 ----------------------------
                                   Peter Zorich,
                                   Secretary


                              FAMOUS FIXINS HOLDING COMPANY, INC.
                              (a New York corporation)


                              By:  /s/ Jason Bauer
                                 ----------------------------
                                   Jason Bauer,
                                   President


                              By:  /s/ Peter Zorich
                                 ----------------------------
                                   Peter Zorich,
                                   Secretary